Exhibit 99.1

Blackstone Real Estate Completes Privatization of AIR Communities for Approximately $10 Billion

NEW YORK & DENVER – JUNE 28, 2024 – Blackstone (NYSE: BX) and Apartment Income REIT Corp. (“AIR Communities” or the “Company”) today announced that Blackstone Real Estate Partners X (“Blackstone”) has completed its previously announced acquisition of all outstanding common shares of AIR Communities for $39.12 per share in an all-cash transaction valued at approximately $10 billion, including the assumption of debt.

BofA Securities, Barclays, BMO Capital Markets Corp., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, SG Americas Securities, LLC and Wells Fargo acted as Blackstone’s financial advisors, and Simpson Thacher & Bartlett LLP served as Blackstone’s legal counsel.

Citigroup Global Markets Inc. acted as AIR Communities’ financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP served as AIR Communities’ legal counsel.

The transaction was announced on April 8, 2024.

About Apartment Income REIT Corp. (AIR Communities)
Apartment Income REIT Corp’s portfolio comprises 77 communities totaling 27,385 apartment homes located in 10 states and the District of Columbia. AIR offers a simple, predictable business model with focus on what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge is a durable operating advantage in driving organic growth, as well as making possible the opportunity for excess returns for properties new to AIR’s platform. For additional information, please visit aircommunities.com.

About Blackstone Real Estate
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $339 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Media Contacts

AIR Communities:
Matthew O’Grady, Executive Vice President, Capital Markets
(303) 691-4566
matthew.ogrady@aircommunities.com

Blackstone:
Jeffrey Kauth
Jeffrey.Kauth@Blackstone.com